Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation of our reports dated February 22, 2017, relating to the consolidated financial statements of E*TRADE Financial Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2016.

Filed on Form S-3:

Registration Statement No.:	333-203953

Filed on Form S-8:

Registration Statement Nos.:
333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534, 333-125351, 333-81702, 333-159653, 333-168939, 333-204495

/s/ Deloitte & Touche LLP

McLean, Virginia
February 22, 2017